Exhibit 23

Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements on Form S‑8 (Nos. 333-204796, 333-189009, 333-182051, 333-167290, 333-139063, 333-41352) of Raven Industries, Inc. of our report dated March 29, 2016, except for the effects of the restatement discussed in Note 2 to the consolidated financial statements and the matter described in the penultimate paragraph of Management’s Report on Internal Control Over Financial Reporting, as to which the date is February 2, 2017, relating to the financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting, which appears in this Amendment No. 1 to Form 10-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Minneapolis, Minnesota

February 2, 2017